Exhibit (b)

EXECUTION VERSION

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. 620 South Tryon Street, 21st Floor Charlotte, NC 28202	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	WELLS FARGO BANK, N.A. WELLS FARGO SECURITIES, LLC 550 South Tryon Street, 14th Floor Charlotte, NC 28202

CONFIDENTIAL

February 19, 2025

Hyatt Hotels Corporation

150 N. Riverside, 8th Floor

Chicago, IL 60606

Attention: Helen Jorski, Senior Vice President of Corporate Finance

 and Treasurer

Project Turquoise

$2,700,000,000 Bridge Facility

$1,700,000,000 Term Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Hyatt Hotels Corporation, a Delaware corporation (the “Borrower” or “you”), has (i) advised Bank of America, N.A. (“BANA”), BofA Securities, Inc. (“BofA Securities”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Bank, N.A. (“WFB” and, together with BANA and JPMorgan, each, an “Initial Lender” and collectively, the “Initial Lenders”) and Wells Fargo Securities, LLC (“WF Securities” and, together with BofA Securities and the Initial Lenders, the “Commitment Parties”, “we” or “us”) that the Borrower intends to (x) acquire directly or indirectly (the “Acquisition”) all of the issued and outstanding shares of Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, or a successor thereof (collectively with its subsidiaries and all assets relating thereto, the “Target”), as of or following the Closing (as defined in the Acquisition Agreement referred to in Exhibit A), and (y) consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Exhibits hereto) described in Exhibit A hereto, (ii) requested that (a) BANA commit to provide 35% of the principal amount of the Bridge Facility (as defined below) and to serve as the administrative agent for the Bridge Facility, (b) JPMorgan commit to provide 32.5% of the principal amount of the Bridge Facility and (c) WFB commit to provide 32.5% of the principal amount of the Bridge Facility and (iii) requested that the Arrangers (as defined below) arrange and syndicate the Term Facility (as defined below) and BANA serve as the administrative agent for the Term Facility.

We understand that the sources of funds required to fund the Acquisition consideration, to pay fees, costs and expenses in connection with the Transactions and to refinance certain existing indebtedness of the Target will consist of:

(a)

either (i) the issuance by the Borrower of senior unsecured notes (the “Notes”) generating at least $1,000,000,000 in aggregate gross proceeds, or (ii) if the issuance of the Notes does not generate all or a portion of such gross proceeds on or prior to the Acquisition Date, the borrowing of loans by the Borrower under a new $2,700,000,000 senior unsecured bridge facility having the terms set forth in Exhibit B hereto (the “Bridge Facility”) in an aggregate principal amount up to $1,000,000,000 (minus the amount of aggregate gross proceeds from the issuance of the Notes); and

(b)

either (i) the borrowing of loans by the Borrower under a newly established senior unsecured term loan facility having the terms set forth in Exhibit C hereto (the “Term Facility” and, collectively with the Bridge Facility, the “Facilities” and each, a “Facility”) in an aggregate principal amount of $1,700,000,000 or (ii) if all or a portion of the Term Facility cannot be established on or prior to the Acquisition Date, the borrowing of loans by the Borrower under the Bridge Facility in an aggregate principal amount up to (x) $2,700,000,000 minus (y) the aggregate amount of the borrowing under the Bridge Facility pursuant to clause (a)(ii) above minus (z) the amount of any loans available under the Term Facility.

It is understood that you engaged, on the Original Signing Date pursuant to an engagement letter, one or more investment banks reasonably satisfactory to the Arrangers to publicly sell or privately place the Notes.

References to this “Commitment Letter” will include, unless the context otherwise requires, this amended and restated commitment letter along with each of Exhibit A, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Bridge Facility Term Sheet”), the Summary of Terms and Conditions attached hereto as Exhibit C (the “Term Facility Term Sheet” and together with the Bridge Facility Term Sheet, the “Term Sheets”) and Exhibit D and the other attachments hereto.

This Commitment Letter hereby amends and restates in its entirety that certain commitment letter, dated February 9, 2025 (the “Original Signing Date”), by and among you and us (the “Original Commitment Letter”), and the Original Commitment Letter shall be of no further force and effect.

BANA is pleased to advise you of its commitment to provide 35% of the principal amount of the Bridge Facility, JPMorgan is pleased to advise you of its commitment to provide 32.5% of the principal amount of the Bridge Facility and WFB is pleased to advise you of its commitment to provide 32.5% of the principal amount of the Bridge Facility, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter (including, without limitation, the terms and conditions in the Bridge Facility Term Sheet and Exhibit D).

It is understood and agreed that this Commitment Letter shall not constitute either (i) an express or implied commitment or offer by any Initial Lender to provide any financing other than the Bridge Facility on the terms provided herein (and any such commitment or offer in respect of the Term Facility or any such other financing, if it ever exists, will be evidenced by an additional agreement between such Initial Lender or any of its affiliates and the Borrower) or (ii) any guarantee that the Term Facility will be successfully arranged and consummated.

1. Titles and Roles

It is agreed that each of BofA Securities, JPMorgan and WF Securities will act as a joint lead arranger and a joint bookrunner for the Bridge Facility and the Term Facility (in such capacities, each, an “Arranger” and collectively, the “Arrangers”), and that BANA will act as the exclusive administrative agent for each of the Facilities, and, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles; provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, and no other titles will be awarded, by you in connection with the Facilities and (b) no compensation (other than compensation expressly contemplated by the Exhibits hereto and the Fee Letters referred to below) will be paid in connection with the Facilities, unless in each case of the foregoing clauses (a) and (b), you and we shall so agree.

2. Syndication

The Arrangers agree to use commercially reasonable efforts to arrange a syndicate of Lenders (as defined below) that will participate in the Term Facility. The Arrangers reserve the right, prior to or after the execution of the Credit Documentation for each applicable Facility (but not before the public announcement by you of the Acquisition), to syndicate all or a portion of the Facilities to one or more financial institutions (which shall be reasonably satisfactory to the Arrangers and you and shall not include any Disqualified Lenders (as defined below)) that will become parties to the Credit Documentation pursuant to a syndication to be managed by the Arrangers in consultation with you (the financial institutions becoming parties to the Credit Documentation being collectively referred to as the “Lenders”). As used herein, “Disqualified Lenders” means (a) Persons that are specifically identified by the Borrower to BANA in writing prior to the applicable Closing Date (as such term is defined in each of the Term Sheets), (b) any Person that is reasonably determined by the Borrower after the applicable Closing Date to be a competitor of the Borrower or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Lenders” (the “DQ List”), which supplement shall become effective three (3) Business Days after delivery thereof to the applicable administrative agent and the applicable lenders in accordance with the applicable Credit Documentation and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x) are clearly identifiable as affiliates of such Persons based solely on the similarity of such affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Lenders contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in loan or commitments under a Facility (but solely with respect to such loans and commitments), (ii) BANA shall have no responsibility or liability to determine or monitor whether any lender or potential lender is a Disqualified Lender, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with the applicable Credit Documentation shall render such list (or supplement) not received and not effective and (iv) “Disqualified Lender” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the applicable administrative agent from time to time in accordance with the applicable Credit Documentation. The parties acknowledge and agree that the DQ List may be disclosed to any assignee or participant, or prospective assignee or participant, in reliance on this Commitment Letter. Promptly following the public announcement by you of the Acquisition, the Arrangers intend to commence syndication efforts in respect of each Facility. You agree to use commercially reasonable efforts to actively assist the Arrangers in attempting to complete an orderly and successful syndication of each Facility reasonably satisfactory to us and you. In that regard, you agree promptly to prepare and provide to the Arrangers such information with respect to the Borrower and its subsidiaries, and to use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause the Target promptly to prepare and provide to the Arrangers such information with respect to the Target, in each case including financial information, as the Arrangers may reasonably request in connection with the arrangement and syndication of each Facility that is usual and customary for financings of such type. Your assistance shall also include (a) your using commercially reasonable efforts to ensure that syndication efforts benefit materially from the Borrower’s existing lending and investment banking relationships and (to the extent practicable and appropriate and not in contravention of the Acquisition Agreement) from the Target’s existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of the Borrower on the one hand and rating agencies and the proposed Lenders identified by the Arrangers and you on the other hand (and your using commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to facilitate direct contact between senior management, representatives and advisors of the Target on the one hand and rating agencies and the proposed Lenders identified by the Arrangers on the other hand) at mutually agreed times, (c) your assistance, and your using commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause the Target to assist, in the preparation of a Confidential Information Memorandum customary for financings of such type and other marketing materials to be used in connection with the syndication of each Facility (collectively, “Information Materials”), in each case in form and substance customary for transactions of such type and otherwise reasonably deemed necessary by the Arrangers to achieve a successful syndication of each Facility, including, without limitation, projections and other forward-looking financial information regarding the future consolidated performance of the Borrower and its subsidiaries (including the Target) after giving effect to the Transactions as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of each Facility (collectively, the “Projections”), (d) the hosting, with the Arrangers, of one or more meetings or conference calls with prospective Lenders at times to be mutually agreed (and your using commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause certain officers of the Target to be available for such meetings and conference calls) and (e) the Borrower’s obtaining as promptly as practicable following the public announcement of the proposed Acquisition ratings by Moody’s Investors Service, Inc. (“Moody’s”), by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) or by Fitch Ratings Inc. (“Fitch”), of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (without any obligation with respect to obtaining a particular rating) (collectively, the “Ratings”), all of such Ratings to be on a pro forma basis after giving effect to the Transactions. Before distribution of any Information Materials, you agree to execute and deliver to us a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees. In addition, to facilitate an orderly and successful syndication of each Facility, you agree that, until the Acquisition Date, you and your subsidiaries will not, and you will use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause the Target not to, issue, sell, offer, place or arrange or engage in any discussions with respect to any of the foregoing, any debt securities or any commercial bank or other credit facilities of the Borrower, the Target or their respective subsidiaries (other than (i) the Facilities, (ii) the Notes, (iii) any borrowing under the Borrower’s Credit Agreement dated as of May 8, 2022 (as in effect on the Original Signing Date, the “Revolving Credit Agreement”), (iv) property-level and joint venture indebtedness the proceeds of which shall be retained by the applicable obligor or otherwise distributed to the Borrower and its subsidiaries for capital improvements and ordinary course refinancings of existing property-level and joint venture indebtedness, (v) for the avoidance of doubt, repayment of those certain bonds of the Borrower due 2025 with proceeds of those certain bonds of the Borrower issued in 2024 and (vi) indebtedness of the Target permitted to remain outstanding pursuant to the Acquisition Agreement (as in effect on the Original Signing Date)) that would be reasonably likely to impair the syndication of the Facilities without the prior written consent of the Arrangers. Without limiting your obligations to assist with the syndication efforts as set forth herein, the Arrangers agree that neither the completion of a successful syndication (or the receipt of commitments from Lenders in respect of any of the Facilities or the assistance related thereto) nor receipt of the Ratings shall constitute a condition to the availability and funding of the Facilities. You hereby authorize the Arrangers to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntralinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by BofA Securities to be its electronic transmission system (an “Electronic Platform”) established by BofA Securities to syndicate the Facilities and use the logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that the Arrangers may place after the closing of the Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Borrower hereunder.

You agree, at the request of the Arrangers, to use commercially reasonable efforts to assist, and to use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause the Target to assist, in the preparation of an additional version of the Information Materials to be used by prospective Lenders’ public-side employees and representatives who do not wish to receive material non-public information (within the meaning of the United States Federal securities laws) with respect to the Borrower, the Target, their respective subsidiaries and any securities of any of the foregoing (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrower, the Target, their respective subsidiaries or any securities of any of the foregoing. It is understood that, in connection with your assistance described above, at the reasonable request of the Arrangers you will provide, and to the extent not in contravention of the Acquisition Agreement (as in effect on the Original Signing Date) will cause the Target to provide, customary authorization letters to the Arrangers authorizing the distribution of the Information Materials to prospective Lenders and, in the case of any distribution of any Information Materials to “public-siders”, containing a representation that such Information Materials do not contain MNPI. You agree that the following documents may be distributed to both “private-siders” and “public-siders” unless you advise the Arrangers in writing within a reasonable time prior to their intended distribution that such materials should only be distributed to “private-siders”: (i) the Term Sheets containing the terms set forth in Exhibits B through C hereto, (ii) administrative materials prepared by the Arrangers for prospective Lenders (such as lender meeting invitations, lender allocations and funding and closing memoranda), (iii) notifications of changes in the terms of the Facilities and (iv) drafts of the Credit Documentation. If you advise us that any of the foregoing should be distributed only to “private-siders”, then “public-siders” will not receive such materials without further discussions with you. The Information Materials provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating us and our affiliates with respect to any misuse thereof and of any of the related materials by the recipients thereof.

The Arrangers will, in consultation with you, manage all aspects of the syndication of the Facilities, including when prospective Lenders will be approached and when commitments will be accepted, but the selection of prospective Lenders, the final allocations of the commitments among the Lenders and the allocations of any titles or roles to any Lenders and the amount and distribution of fees among the Lenders will be mutually agreed between the Arrangers and you. It is agreed that each Initial Lender and, after it becomes a party hereto or to the applicable Credit Documentation (including pursuant to a joinder agreement or other legally binding agreement), each Additional Initial Lender (as defined below) may assign portions of its commitments hereunder to one or more Permitted Assignees (as defined below) that will assume such portions of its commitments, and that, upon the effectiveness of any such assignment to and assumption by a Permitted Assignee that becomes either a party hereto or a party to the applicable Credit Documentation (including pursuant to a joinder agreement or other legally binding agreement), the Initial Lenders and any Additional Initial Lenders, as applicable, will be released from the portions of its commitments so assigned and assumed (such assignments to be allocated, as among the Initial Lenders and the Additional Initial Lenders, in the manner determined by the Initial Lenders and you). For purposes of this Commitment Letter, “Permitted Assignees” shall include (i) in respect of each Facility, any lender under the Revolving Credit Agreement and any other financial institution that you and we have agreed will be approached in the syndication of such Facility and (ii) any other financial institution selected in consultation with and approved by you (such approval not to be unreasonably withheld or delayed) that is a commercial or investment bank or an insurance company that at the time of such assignment has a long-term senior unsecured, non-credit enhanced debt rating of at least BBB by S&P or Baa2 by Moody’s; provided that, with respect to any assignment to or assumption of any Initial Lender’s or Additional Initial Lender’s commitment in respect of any Facility, a Disqualified Lender may not be a Permitted Assignee (the Borrower hereby authorizes the Initial Lenders to provide a list of Disqualified Lenders to the Additional Initial Lenders and to prospective Lenders). It is further agreed that such assignments may be made as part of the general syndication of the Facilities (the “General Syndication”) or as part of the solicitation of commitments to the Facilities prior to the launch of the General Syndication (the “Initial Syndication” and any Permitted Assignee to which such an assignment is made as part of the Initial Syndication being referred to as an “Additional Initial Lender” and, together with the Initial Lenders, the “Initial Syndication Lenders”). In connection with any assignments to Additional Initial Lenders as part of the Initial Syndication (other than with respect to the Term Facility), you agree, at the request of the Initial Lenders, to enter into appropriate documentation (including, if requested by the Initial Lenders, an amendment and restatement of this Commitment Letter and the Initial Lender Fee Letter or one or more joinder agreements or one or more separate fee letters, pursuant to which such Additional Initial Lenders and, if applicable, their designated affiliates, will become parties to this Commitment Letter and the Initial Lender Fee Letter with respect to the Facilities (other than the Term Facility) and extend commitments in respect of the applicable Facilities (other than the Term Facility) directly to you) containing such provisions as shall be determined by the Initial Lenders, with your consent (such consent not to be unreasonably withheld or delayed), relating to the allocation of titles and roles (subject to your right to award titles and roles in respect of such Facilities specified in Section 1 above, it being agreed that, at the Borrower’s request in connection with the exercise of such rights, the Initial Lenders will enter into appropriate documentation providing for such allocation of titles and roles as set forth in Section 1 above), rights and responsibilities in connection with the syndication of the Facilities (other than the Term Facility), the allocation of any reductions in the amounts of such Facilities (other than the Term Facility) and, to the extent determined by the Initial Lenders, rights of the Additional Initial Lenders to participate in determinations to be made by the Initial Lenders under this Commitment Letter and the Initial Lender Fee Letter (but which will not, except as agreed by you, add any new conditions to the availability of the Facilities or change the terms of the Facilities or increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and in the Fee Letters). In connection with any assignments to Additional Initial Lenders as part of the Initial Syndication with respect to the Term Facility, each of the Initial Lenders and you agree, in consultation with one another and in their respective sole discretion, to enter into appropriate documentation (including an amendment and restatement of this Commitment Letter and the Initial Lender Fee Letter or one or more joinder agreements or one or more separate fee letters, pursuant to which such Additional Initial Lenders with respect to the Term Facility and, if applicable, their designated affiliates, will become parties to this Commitment Letter and the Initial Lender Fee Letter and extend commitments in respect of the Term Facility directly to you) containing such provisions as shall be determined by the Initial Lenders and you, in consultation with one another, relating to the allocation of titles and roles (subject to your designation rights in respect of the Term Facility specified in Section 1 above), rights and responsibilities in connection with the syndication of the Term Facility, the allocation of any reductions in the amounts of the Term Facility and, to the extent determined by the Initial Lenders and you, rights of the Additional Initial Lenders to participate in determinations to be made by the Initial Lenders in respect of the Term Facility under this Commitment Letter and the Initial Lender Fee Letter (but which will not, except as agreed by you, add any new conditions to the availability of the Term Facility or change the terms of the Term Facility or increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and in the Fee Letters). You also agree that, in connection with the General Syndication, draft credit agreements for the Facilities shall be prepared by your counsel and the parties hereto shall negotiate, execute and deliver the definitive versions of such credit agreements and the other definitive documentation for the Facilities (in each case based upon, and substantially consistent with, this Commitment Letter and the Fee Letters) promptly and in good faith. Notwithstanding the Initial Lenders’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall (except as provided above in the case of assignments to Permitted Assignees) be relieved, released or novated from its obligations hereunder (subject to the satisfaction of the conditions set forth in the Commitment Letter) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, to persons other than Permitted Assignees until after the initial funding of any of the Facilities on the Acquisition Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of such Initial Lender’s commitments in respect of the Facilities (other than any portion thereof assigned to and assumed by Permitted Assignees as provided above) until the initial funding of any of the Facilities on the Acquisition Date has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments (but excluding any rights and obligations associated with portions of such commitments that have been assigned to and assumed by Permitted Assignees as provided above), until the initial funding of any of the Facilities on the Acquisition Date has occurred.

3. Information

You hereby represent and covenant (it being understood that such representation and covenant shall be made with respect to the Target to your knowledge) that (a) all written information, other than the Projections, estimates, budgets, other forward-looking information and information of a general economic or industry nature, that has been or will be made available to any Arranger or to any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby (the “Information”) is or, when furnished, will be, in each case when taken as a whole, correct in all material respects and does not or will not at the time furnished contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are furnished and (b) the Projections that have been or will be made available to any Arranger or to any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby have been or, when made available, will be prepared in good faith based upon assumptions believed by you to be reasonable at the time the Projections are furnished to us, it being understood that the Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results during the period or periods covered by any the Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time until the Acquisition Date the representations in the immediately preceding sentence would not be true in any material respect if the Information and Projections were being furnished (and, in the case of Projections, the applicable assumptions were being made), and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations or warranties would be true in all material respects under those circumstances. You understand that in connection with the syndication of the Facilities we will use and rely on the Information and the Projections without independent verification thereof.

4. Fees

As consideration for the Initial Lenders’ commitments hereunder and the agreements of the Arrangers to perform the services described herein, you agree to pay to us the fees as set forth in each of that certain Amended and Restated Fee Letter dated as of the date hereof and delivered herewith (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Initial Lender Fee Letter”) and that certain Amended and Restated Arranger Fee Letter dated as of the date hereof and delivered herewith (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Arranger Fee Letter” and, together with the Initial Lender Fee Letter, the “Fee Letters”).

It is understood that the Initial Lender Fee Letter amends and restates in its entirety that certain Fee Letter, dated February 9, 2025 (the “Original Initial Lender Fee Letter”), that the Arranger Fee Letter amends and restates in its entirety that certain Arranger Fee Letter, dated February 9, 2025 (together with the Original Initial Lender Fee Letter, the “Original Fee Letters”), and that the Original Fee Letters are of no further force and effect.

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letters shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and the Arrangers. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable pursuant to the Fee Letters or this Commitment Letter shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts, in each case, except for any income taxes of any Commitment Party. Prior to the payment of all fees payable pursuant to the Fee Letters, the Commitment Parties shall provide you with all appropriate tax forms as reasonably requested by the Borrower that are required to mitigate any of the taxes, levies, imposts, duties, deductions, charges or withholdings described in the foregoing sentence.

5. Conditions

The commitments of the Initial Lenders to fund the Bridge Facility on the Acquisition Date and the agreements of the Arrangers hereunder are subject to (a) as to each Facility, the negotiation, execution and delivery by the Borrower of the Credit Documentation for such Facility, which shall, in each case, be in accordance with the terms of the Commitment Letter and the applicable Term Sheet, and (b) as to each Facility, the satisfaction of the other conditions set forth in Exhibit D hereto.

Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, (a) the only representations and warranties relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to the availability of any Facility on the Acquisition Date (including in the event that the Acquisition Date, the Closing Date (as defined in the Bridge Facility Term Sheet) and the Funding Date (as defined in the Term Facility Term Sheet) happen concurrently) shall be (i) the representations made by the Target (or any of its affiliates) in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right under the Acquisition Agreement not to consummate the Control Acquisition, or to terminate your (or any of your affiliates’) obligations under the Acquisition Agreement, as a result of a breach of such representations or warranties (determined without regard to whether any notice is required to be delivered by you) (such representations and warranties under this clause (i), the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of applicable Credit Documentation for each Facility shall be negotiated by the parties hereto in good faith and shall be in a form that would not impair the availability of the Facilities on the Acquisition Date if the applicable conditions set forth in the first paragraph of this Section 5 and Exhibit D are satisfied in accordance with their terms. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Credit Documentation (which shall, except as provided in the applicable Term Sheet, be substantially the same as the corresponding representations and warranties in the Revolving Credit Agreement and taking into account the applicable Documentation Considerations) with respect to organizational existence, power and authority to execute, deliver and perform under the applicable Credit Documentation, existence, due execution and delivery and enforceability of the applicable Credit Documentation, absence of conflicts of the Credit Documentation with organizational documents, and applicable law, Investment Company Act status, margin regulations, solvency on a consolidated basis as of the Acquisition Date (after giving effect to the Transactions), anti-terrorism laws, foreign corrupt practices act and OFAC. The provisions of this paragraph and the preceding paragraph are referred to as the “Certain Funds Provisions”.

6. Limitation of Liability; Indemnity

You agree that (i) in no event shall any of BofA Securities, JPMorgan, WF Securities, any affiliate of the foregoing and their officers, directors, employees, advisors, and agents (each, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equityholders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters, the Original Commitment Letter, the Original Fee Letters or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that nothing in this paragraph shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in the below paragraph, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You agree (a) to indemnify and hold harmless each Commitment Party and each of their respective affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing (each, an “indemnified person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters, the Credit Documentation, the Facilities and the use of the proceeds thereof, any related transaction or the activities performed or the Commitments or services furnished pursuant to this Commitment Letter or the Original Commitment Letter or the role of the Commitment Parties in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by the Target, you, your equityholders, affiliates, creditors or by any other person), and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal (limited to a single firm as primary counsel for all indemnified persons taken as a whole, along with such local counsel as may reasonably be required by the indemnified persons, and of a single firm of local counsel in each applicable jurisdiction and, in the event of an actual or potential conflict of interest (as reasonably determined by the applicable indemnified person), one additional firm of counsel to each group of similarly affected indemnified persons) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, gross negligence or bad faith of such indemnified person, (ii) a claim brought by the Borrower against an indemnified person for breach in bad faith of such indemnified person’s material obligations hereunder or (iii) any dispute among indemnified persons (other than a Commitment Party in its capacity as administrative agent or an Arranger); and (b) to reimburse each Commitment Party and each of their respective affiliates upon demand for all reasonable and documented out-of-pocket expenses (including reasonable due diligence, syndication expenses, electronic distribution expenses and travel expenses, if any, and reasonable fees, charges and disbursements of counsel but limited to a single firm as primary counsel for the Commitment Parties and their affiliates, along with such local counsel as may reasonably be required, and of a single firm of local counsel in each applicable jurisdiction and, in the event of an actual or potential conflict of interest (as reasonably determined by the applicable person), one additional firm of counsel to each group of similarly affected persons) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters and the Credit Documentation) or the amendment, modification or waiver of any thereof, whether or not the Transactions are consummated or the Facilities are made available or the Credit Documentation is executed. Neither you nor any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters, the Credit Documentation, the Facilities or its activities related thereto, provided that the foregoing shall not limit your obligation to indemnify the indemnified persons against claims by third parties for indirect, special, consequential or punitive damages. You shall not, without the prior written consent of each indemnified person affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any indemnified person to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such indemnified person and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person. Notwithstanding anything to the contrary in the Commitment Letter or the Fee Letters, you will have no obligation to indemnify any indemnified person for income taxes, franchise taxes or branch profits tax incurred by such person in connection with the fees or other compensation such person received in connection with the Commitment Letter, the Fee Letters, the Original Commitment Letter or the Original Fee Letters, in each case, as a result of any present or former connection between such indemnified person and the relevant taxing jurisdiction (other than a connection arising solely as a result of this Commitment Letter, the Fee Letters, the Original Commitment Letter, the Original Fee Letters and/or any of the transactions contemplated hereunder).

7. Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters and their terms and substance may be disclosed (i) on a need-to-know basis to your directors, officers, employees, agents, auditors, attorneys and other advisors and representatives who are directly involved in the consideration of this matter and informed of the confidential nature thereof and (ii) on a confidential basis in connection with the appointment of Additional Initial Lenders as set forth herein, (b) this Commitment Letter, the Exhibits hereto, the Original Commitment Letter, the Exhibits thereto and their terms and substance (and customarily redacted Fee Letters) may be disclosed on a need-to-know basis to the Target and their respective directors, officers, employees, agents, auditors, attorneys and other advisors and representatives who are directly involved in the consideration of the Acquisition and informed of the confidential nature thereof, (c) this Commitment Letter, the Exhibits hereto, the Original Commitment Letter, the Exhibits thereto and their terms and substance (but not the Fee Letters or the Original Fee Letters or their respective terms or substance) may be disclosed (i) to Moody’s, S&P and Fitch on a confidential basis, (ii) in any prospectus, offering memorandum or confidential information memorandum relating to the issuance and sale of the Notes (which may include disclosure of aggregate fees and expenses in connection with the Transactions, but may not otherwise disclose the terms or substance of, or the fees provided for in, the Fee Letters) and (iii) in one or more filings with the Securities and Exchange Commission or other regulatory organization (which may include disclosure of aggregate fees and expenses in connection with the Transactions, but may not otherwise disclose the terms or substance of, or the fees provided for in, the Fee Letters), (d) this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by regulatory authorities with jurisdiction over you (in which case you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof), and (e) we consent to your disclosure (i) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter or the Original Commitment Letter and (ii) to the extent any such information becomes publicly available other than by reason of disclosure by you, your affiliates or your representatives in violation of this Commitment Letter.

Each Commitment Party and each Additional Initial Lender agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Borrower, the Target or any of their respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party or Additional Initial Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, advisors, representatives, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Exhibits hereto, the Fee Letters, the Original Commitment Letter, the Exhibits thereto, the Original Fee Letters or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis, (j) solely with respect to information pertaining to the Facilities that is routinely provided by arrangers, to data service providers, including league table providers, that serve the lending industry and (k) with your prior written consent; provided further that the foregoing obligations of the Commitment Parties and the Additional Initial Lenders shall remain in effect until the earlier of (i) one year from the Original Signing Date and (ii) the date of execution of the Credit Documentation for any Facility at which time any confidentiality undertaking such Credit Documentation shall supersede the provisions in this paragraph.

For the avoidance of doubt, nothing herein prohibits you or any of your subsidiaries from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority.

8. Affiliate Activities; Sharing of Information; Absence of Fiduciary Relationships

You agree that each Commitment Party and Additional Initial Lender will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or Additional Initial Arranger, on the one hand, and you, the Target or your or their respective subsidiaries, affiliates or equityholders, on the other, irrespective of whether any Commitment Party or Additional Initial Lender has advised or is advising you on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, and (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, the Target, your or their respective subsidiaries and affiliates or any other person, and none of us has assumed (and we will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, your or their respective subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you). You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby and no Commitment Party shall have any responsibility or liability to the Borrower with respect thereto, and (iii) no Commitment Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that any Commitment Party has rendered any advisory services or assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of any Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of such Commitment Party hereunder. Each Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Parties, the Additional Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Target may have conflicting interests. No Commitment Party or Additional Initial Lender will use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies, or will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Commitment Party, together with its affiliates, is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party, together with its affiliates, may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Miscellaneous

This Commitment Letter and the Fee Letters (and the rights and obligations of the parties hereto and thereto) shall not be assignable by any party without the prior written consent of the other parties (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto and the indemnified persons, are not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and thereto and the indemnified persons and may not be relied upon by any person or entity other than you and us; provided that each Initial Syndication Lender may assign portions of its commitments as provided under Section 2. Any and all obligations of, and services to be provided by, any Commitment Party or Additional Initial Lender hereunder (including, without limitation, the commitments of the Initial Syndication Lenders) may be performed, and any and all rights of any Commitment Party hereunder may be exercised, by or through any of its affiliates; provided that no Commitment Party or Additional Initial Lender shall be relieved of any of its obligations hereunder in the event any affiliate through which it shall perform its obligations shall fail to perform the same in accordance with the terms hereof.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and any Additional Initial Lender party hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Commitment Letter and the Fee Letters (and any joinder agreements or other agreements entered into in connection with the addition of Additional Initial Lenders as parties hereto) are the only agreements that have been entered into in order to obtain any commitments in respect of the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (A) the interpretation of “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the Original Signing Date) and whether a Company Material Adverse Effect has occurred, (B) the determination of the accuracy of the Specified Acquisition Agreement Representations and whether as a result of the inaccuracy thereof you (or your affiliates) have the right not to consummate the Control Acquisition or to terminate your (or your affiliates’) obligations under the Acquisition Agreement (taking into account all applicable cure periods) and (C) the determination of whether the Control Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (x) the Supreme Court of the State of New York, New York County and (y) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Exhibits hereto, the Fee Letters or the transactions contemplated hereby or thereby, and the Borrower hereby irrevocably and unconditionally agrees that all claims directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Exhibits hereto, the Fee Letters or the transactions contemplated hereby or thereby brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in one of such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above (or in any applicable joinder agreement) shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO, BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE EXHIBITS HERETO, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The provisions contained herein and in the Fee Letters relating to compensation, expense reimbursement, indemnification, governing law, submission to jurisdiction, waiver of jury trial and confidentiality shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitments hereunder, and whether or not the Credit Documentation shall be executed except to the extent such expense reimbursement, indemnification and confidentiality (other than with respect to the Fee Letters which shall be subject to the confidentiality provisions therein) provisions are covered by provisions in the applicable Credit Documentation.

The Initial Lenders hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it, the Lenders and their respective affiliates are required to obtain, verify and record information that identifies you, the Target and your or their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding the Target, the Borrower and their respective subsidiaries that will allow the Lenders to identify you, the Target, and your or their respective subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for the Lenders and their respective affiliates.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Exhibits hereto and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on February 19, 2025, failing which the commitments of the Initial Lenders (and any Additional Initial Lenders) and agreements of the Arrangers hereunder will expire at such time. The commitments of the Initial Lenders (and any Additional Initial Lenders) and agreements of the Arrangers hereunder will automatically terminate (without further action or notice and without further obligation to you) upon the first to occur of (a) 11:59 p.m., New York City time, on October 9, 2025, (b) the consummation of the Control Acquisition (following the borrowings on the Acquisition Date under the applicable Facilities or with financing other than the Facilities), (c) a public announcement of the abandonment of the Acquisition by the Borrower and (d) termination of the Acquisition Agreement in accordance with its terms (the first to occur of the foregoing, the “Outside Date”).

[Signature pages follow]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Roger C. Davis
Name: Roger C. Davis
Title: Senior Vice President

BOFA SECURITIES, INC.

By:	/s/ Michael Neigoot
Name: Michael Neigoot
Title: Managing Director

Commitment Letter

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jordan Santora
Name: Jordan Santora
Title: Vice President

Commitment Letter

WELLS FARGO BANK, N.A.

By:	/s/ Christian Roeder
Name: Christian Roeder
Title: Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Amit Khimji
Name: Amit Khimji
Title: Managing Director

Commitment Letter

Accepted and agreed to as of
the date first written above by:

HYATT HOTELS CORPORATION

By:	/s/ Margaret C. Egan
Name: Margaret C. Egan
Title: EVP, General Counsel and Secretary

Commitment Letter

EXHIBIT A

CONFIDENTIAL

Project Turquoise

$2,700,000,000 Bridge Facility

$1,700,000,000 Term Facility

Proposed Transactions

Attached.

A-1

EXHIBIT B

CONFIDENTIAL

Project Turquoise

$2,700,000,000 Bridge Facility

Term Sheet

Attached.

B-1

EXHIBIT C

CONFIDENTIAL

Project Turquoise

$1,700,000,000 Term Facility

Term Sheet

Attached.

C-1

EXHIBIT D

CONFIDENTIAL

Project Turquoise

$2,700,000,000 Bridge Facility

$1,700,000,000 Term Facility

Attached.

D-1